SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037   FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountants” in the Form 8-K filed with the Securities and Exchange Commission on or about April 14, 2011 of Sinobiomed Inc., and we agree with such statements as they pertain to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Littleton, Colorado

April 14, 2011